FOR IMMEDIATE RELEASE

Contact:	Lynn H. Morris Sr. Manager Investor Relations & Corporate Operations 919-872-5578

DARA BIOSCIENCES RAISES $ 1,397,000 THROUGH THE SALE OF COMMON STOCK AND WARRANTS

RALEIGH, N.C., June 16, 2009 - DARA Biosciences, Inc. (NASDAQ: DARA), announced today that on June 15, 2009, it entered into and closed a securities purchase agreement (SPA) with certain accredited investors providing for the sale to those investors of 3,433,884 units. Gross proceeds to DARA from this sale were $ 1,397,000, and net proceeds after placement agent fees were $ 1,298,180.

Each unit is comprised of one share of DARA common stock and a warrant to purchase one share of DARA common stock. The price per unit for each investor was determined based on the average closing sales price on the NASDAQ Capital Market for one share of DARA's common stock for the period of twenty (20) trading days ending on the last trading day prior to the date an investor executed a stock purchase agreement and deposited the applicable purchase price into a designated escrow account. With this pricing mechanism, different investors paid different prices in the offering depending on when they signed the SPA and submitted their funds. Purchase prices ranged from $.39 to $.55 per unit. Each warrant has an exercise price equal to $0.46, which was the consolidated closing bid price on the trading day prior to the closing date. DARA will use the net proceeds from the private placement for working capital.

The SPA contemplated an offering of up to $5,000,000, subject to stockholder approval as required under applicable NASDAQ rules, and two separate closings to the extent necessary. DARA intends to continue seeking additional capital through the sale of additional units, although no additional funds have been committed as of the date of this announcement.

The units have not been registered under the Securities Act of 1933 and may not be offered or sold by investors absent registration or an applicable exemption from registration requirements, such as the exemption afforded by Rule 144. Subject to the volume limit, manner of sale and other requirements of Rule 144, Investors who are not affiliates of DARA would be able to re-sell the shares of DARA common stock acquired in the offering following a six month holding period . This press release is neither an offer to sell nor the solicitation of an offer to buy the units or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

About DARA BioSciences, Inc.

DARA BioSciences(tm), Inc. ("DARA") is a Raleigh, North Carolina based development-stage pharmaceutical company that acquires promising therapeutic small molecules and develops them through proof of concept in humans for subsequent sale or out-licensing to larger pharmaceutical companies. Presently DARA has two drug candidates with cleared IND's (Investigational New Drug) Applications from the US FDA. One of these drug candidates KRN5500 has successfully completed a Phase 2a clinical trial treating cancer patients for neuropathic pain. It has a portfolio of drug candidates for neuropathic pain, type 2 diabetes, and psoriasis. For more information please contact the Company at 919-872-5578 or visit our web site at http://www.darabio.com.

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward - looking statements are subject to factors that could cause actual results to differ materially for DARA from those projected. Those factors include risks and uncertainties relating to DARA's current cash position and its need to raise additional capital in the near term in order to be able to continue to fund its operations, risks and uncertainties regarding DARA's ability to raise additional capital, risks and uncertainties relating to DARA's ability to develop and bring new products to market as anticipated, the current regulatory environment in which the company develops and sells its products, the market acceptance of those products, dependence on partners, successful performance under collaborative and other commercial agreements, competition, the strength of DARA's intellectual property, the intellectual property of others, and other risk factors identified in the documents DARA has filed, or will file, with the Securities and

Exchange Commission. Copies of DARA's filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. DARA expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward -looking statements contained herein to reflect an y change in DARA's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. DARA BioSciences and the

DARA logo are trademarks of DARA BioSciences, Inc.

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